Exhibit 99(a)(1)(A)

OFFER TO EXCHANGE COMMON STOCK

FOR CERTAIN OUTSTANDING WARRANTS OF

ZOOMCAR HOLDINGS, INC.

JANUARY 23, 2026

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW ELIGIBLE WARRANTS THAT YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MARCH 31, 2026, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER TO EXCHANGE AND THE RELATED LETTERS OF TRANSMITTAL AND CONSENT TO ALL HOLDERS OF THE ELIGIBLE WARRANTS DESCRIBED HEREIN. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF ELIGIBLE WARRANTS RESIDING IN ANY U.S. STATE IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH U.S. STATE.

Zoomcar Holdings, Inc., a Delaware corporation ( as “we”, “us”, “our”, “Zoomcar” or the “Company”) is making an offer, upon the terms and conditions in this Offer to Exchange and the related Letters of Transmittal and Consent applicable to each class of Eligible Warrants (which together constitute the “Offer”), to holders of certain of the Company’s outstanding privately issued warrants to receive shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock” or “Shares”), in exchange for such warrants.

The warrants subject to our Offer to Exchange consist of privately issued warrants to purchase shares of Common Stock, including (i) common stock purchase warrants (the “Common Warrants”), (ii) Series A common stock purchase warrants (the “Series A Warrants”), (iii) Series B common stock purchase warrants (the “Series B Warrants”), (iv) pre-funded warrants to purchase Common Stock (“Pre-Funded”), (v) Bridge Placement Agent common stock purchase warrants issued in connection with the Company’s private placement entered into on June 18, 2024 and consummated on June 20, 2024 (the “Bridge Placement Agent Warrants”), (vi) Placement Agent common stock purchase warrants issued in connection with the Company’s private placement entered into on November 5, 2024 and consummated on November 7, 2024 (the “Placement Agent Warrants”), Series A Placement Agent warrants issued in connection with the same November 7, 2024 private placement (the “Series A Placement Agent Warrants,” and together with the Common Warrants, Series A Warrants, Series B Warrants, Pre-Funded Warrants, Bridge Placement Agent Warrants, and Placement Agent Warrants, the “Eligible Warrants”). Only the Eligible Warrants are eligible to be tendered for exchange in this Offer.

Under this Offer to Exchange, Eligible Warrant holders will be entitled to receive the following number of Shares for each Eligible Warrant exchanged: (i) each Common Warrant tendered and accepted will be exchanged for 20,000 Shares; (ii) each Series A Warrant tendered and accepted will be exchanged for 10 Shares; (iii) each Series B Warrant tendered and accepted will be exchanged for 10 Shares; (iv) each Pre-Funded Warrant tendered and accepted will be exchanged for 10 Shares; (v) each Bridge Placement Agent Warrant tendered and accepted will be exchanged for 10 Shares; (vi) each Placement Agent Warrant tendered and accepted will be exchanged for 10 Shares; and (vii) each Series A Placement Agent Warrant tendered and accepted will be exchanged for 10 Shares (collectively, the “Exchange Ratios”).

As of January 22, 2026, the Company estimates that there are outstanding approximately (i) 19,369 Common Warrants, (ii) 3,312,437 Series A Warrants, (iii) 781,122 Series B Warrants, and (iv) 5,306, 013 Pre-Funded Warrants, (iv) 5,297 Bridge Placement Agent Warrants, (v) 53,447 Placement Agent Warrants, and (vi) 106,893 Series A Placement Agent Warrants, If all Eligible Warrants are tendered and accepted for exchange, the Company would issue an aggregate of up to approximately 483,032,089 Shares of Common Stock (subject to adjustment for transfers, cancellations and other changes in holdings and subject to the conditions of the Offer).

Our Shares are listed on the OTCQB under the symbol “ZCAR”. On January 21, 2026, the last reported closing sales price for the Shares was $0.074222 per share.

No scrip or fractional shares will be issued. Eligible Warrants may only be exchanged for whole Shares. Because the Exchange Ratios are expressed as whole Shares per Eligible Warrant, fractional shares are not expected; however, if any fractional Shares would otherwise be issuable, holders who would otherwise have been entitled to receive fractional Shares will, after aggregating all such fractional Shares of such holder, receive the number of Shares as rounded down to the nearest whole Share, as described in this Offer to Exchange.

THIS OFFER IS INTENDED TO BE MADE PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(A)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE COMPANY IS NOT FILING A REGISTRATION STATEMENT IN CONNECTION WITH THE OFFER. THE SHARES ISSUED IN THE OFFER ARE EXPECTED TO BE ISSUED AS “RESTRICTED SECURITIES” AND WILL BEAR AN APPROPRIATE LEGEND.

Participants whose Eligible Warrants are tendered and accepted will also be required to execute and deliver a lock-up agreement in favor of the Company as a condition to receiving Shares in the Offer, which will restrict transfers of the Shares received in the Offer as described herein.

THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE ADOPTION BY THE COMPANY’S STOCKHOLDERS OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK (THE “AUTHORIZED SHARE INCREASE”) AND THE FILING AND EFFECTIVENESS OF SUCH AMENDMENT WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE. THE COMPANY WILL NOT ACCEPT FOR EXCHANGE, OR ISSUE ANY SHARES IN EXCHANGE FOR, ANY ELIGIBLE WARRANTS UNLESS AND UNTIL THE AUTHORIZED SHARE INCREASE HAS BEEN APPROVED AND HAS BECOME EFFECTIVE.

If you elect to tender Eligible Warrants in response to the Offer, please follow the instructions in this Offer to Exchange and the related documents, including the applicable Letter of Transmittal and Consent.

If you tender Eligible Warrants, you may withdraw your tendered Eligible Warrants before the Expiration Date and retain them on their terms (subject, in the case of Series A Warrants and Series B Warrants, to any amendments approved by the requisite holders) by following the instructions herein.

Investing in the Shares involves a high degree of risk. See the “Risk Factors” section of this Offer to Exchange for a discussion of information that you should consider before tendering Eligible Warrants in the Offer.

A detailed discussion of our Offer to Exchange Common Stock for the Eligible Warrants is contained in this Offer to Exchange. Eligible Warrant holders are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, before deciding regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES (EACH AS DEFINED BELOW) MAKES ANY RECOMMENDATION WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE WARRANTS. EACH HOLDER OF AN ELIGIBLE WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS ELIGIBLE WARRANTS.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO EXCHANGE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission, bureau or authority has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

IMPORTANT PROCEDURES

If you want to tender Eligible Warrants, you must:

●	complete and sign the Letter of Transmittal and Consent applicable to the Eligible Warrants you are tendering according to its instructions, and deliver the Letter of Transmittal and Consent, together with any other documents required by the applicable Letter of Transmittal and Consent, to the Exchange Agent.

●	if you want to tender your Eligible Warrants, but your other required documents cannot be delivered to the Exchange Agent before the Expiration Date of the Offer, then you can still tender your Eligible Warrants if you comply with the procedures described in Section 2.

TO TENDER YOUR ELIGIBLE WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER TO EXCHANGE, THE LETTER OF TRANSMITTAL AND CONSENT APPLICABLE TO YOUR ELIGIBLE WARRANTS AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER. NO SCRIP OR FRACTIONAL SHARES WILL BE ISSUED. ELIGIBLE WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES.

If you have any questions or need assistance, you should contact the Exchange Agent or the Company. You may request additional copies of this Offer to Exchange and the applicable Letters of Transmittal and Consent from the Company. The Exchange Agent may be reached at:

Vinyl Equity, Inc.

912 Cherry Street

Winnetka, IL

Email: inquiries@vinylequity.com
Phone: 888-808-4695

The address of the Company is:

Zoomcar Holdings, Inc.
Anjaneya Techno Park, No.147, 1st Floor,
Kodihalli, Bangalore, India 560008
Attn: Chief Legal Officer & General Counsel
Email: investors@zoomcar.com
Phone: +91 8048821871

TABLE OF CONTENTS

SUMMARY		5

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS		6

RISK FACTORS		9

THE OFFER		11

1.	GENERAL TERMS	11

2.	PROCEDURE FOR TENDERING WARRANTS	13

3.	BACKGROUND AND PURPOSE OF THE OFFER	17

4.	PRICE RANGE OF SHARES	19

5.	SOURCE AND AMOUNT OF FUNDS	20

6.	FEES AND EXPENSES	20

7.	TRANSACTIONS AND AGREEMENTS CONCERNING THE WARRANTS	21

8.	FINANCIAL INFORMATION REGARDING THE COMPANY	21

9.	EXTENSIONS; AMENDMENTS; CONDITIONS; TERMINATION; PLANS	21

10.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	22

11.	ADDITIONAL INFORMATION; MISCELLANEOUS	24

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offer to Exchange. An investment in our Shares involves risks. You should carefully consider the information provided under the heading “Risk Factors.”

A. The Company - Zoomcar Holdings, Inc., a Delaware corporation. Our principal executive offices are located at Anjaneya Techno Park, No.147, 1st Floor, Kodihalli, Bangalore, India 560008.

B. The Eligible Warrants - As of January 22, 2026, the Company has outstanding the Eligible Warrants described above. Only the Eligible Warrants are eligible to be tendered for exchange in this Offer. By their terms, (i) the Common Warrants will expire on December 27, 2028, (ii) the Series A Warrants will expire on February 17, 2030, (iii) the Series B Warrants will expire once exercised in full, (iv) the Pre-Funded Warrants will expire once exercised in full, (v) the Bridge Placement Agent Warrants will expire on December 12, 2029, (vi) Placement Agent Warrants will expire on December 12, 2029, and (vii) Series A Placement Agent Warrants will expire on February 17, 2030.

C. Market Price of the Shares - Our Shares are listed/ on the OTCQB under the symbol “ZCAR”. On January 21, 2026, the last reported closing sales price for the Shares was $0.074222 per share.

D. The Offer - After the closing of the Offer, holders who have tendered Eligible Warrants will be entitled to receive Shares of Common Stock in accordance with the Exchange Ratios. The Exchange Ratios were selected by the Company in order to provide holders of Eligible Warrants with an incentive to exchange such Eligible Warrants. The “Offer Period” is the period commencing on January 23, 2026, and ending at 5:00 p.m., Eastern Time, on March 31, 2026, or such later date to which the Company may extend the Offer (the “Expiration Date”).

E. Reasons for the Offer - The purpose of the Offer is to (i) reduce the aggregate number of warrants outstanding and the dilutive “overhang” associated with the Eligible Warrants, (ii) simplify the Company’s capital structure, and (iii) support the Company’s financing and capital markets objectives, including by facilitating the Authorized Share Increase and related corporate actions. See Section 3.C., “Background and Purpose of the Offer—Purpose of the Offer.”

F. Expiration Date of Offer - The Expiration Date is 5:00 p.m., Eastern Time, on March 31, 2026, or such date to which we may extend the Offer. All Eligible Warrants and related paperwork must be received by the Exchange Agent by this time, as instructed herein. See Section 9, “Extensions; Amendments; Conditions; Termination; Plans.”

G. Lock-Up Requirement — As a condition to receiving Shares in the Offer, each participating holder will be required to execute and deliver a lock-up agreement pursuant to which 50% of the Shares received in the Offer will be subject to transfer restrictions until the date that is twelve (12) months after the Expiration Date (as it may be extended) and the remaining 50% of such Shares will be subject to transfer restrictions until the date that is eighteen (18) months after the Expiration Date (as it may be extended), subject to customary exceptions.

H. Withdrawal Rights - If you tender your Eligible Warrants and change your mind, you may withdraw your tendered Eligible Warrants at any time until the Expiration Date, as described in greater detail in Section 2 herein. See Section 2.B., “Withdrawal Rights.”

I. Participation by Officers and Directors - Certain members of the Company’s board of directors hold Eligible Warrants that are subject to the Offer. Based on information provided by the Company, John Clarke (Director) holds 9 Common Warrants, Swatick Majumdar (Director) holds 46 Common Warrants, and Uri Levine (Director) holds 84,907 Pre-Funded Warrants. Any Eligible Warrants held by directors or officers may be tendered in the Offer on the same terms and conditions as those applicable to all other eligible holders.

J. Conditions of the Offer - The Offer is subject to conditions, including that the Authorized Share Increase must be approved and effective, and that no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Eligible Warrants for Shares under the Offer that challenges the making of the Offer or would reasonably be expected to prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer. See Section 9.F., “Conditions of the Offer.”

K. Termination - We may terminate the Offer if the Conditions of the Offer are not satisfied prior to the Expiration Date. See Section 9, “Extensions; Amendments; Conditions; Termination.”

L. Fractional Shares - No scrip or fractional shares will be issued. Eligible Warrants may only be exchanged for whole Shares. Holders who would otherwise have been entitled to receive fractional Shares will, after aggregating all such fractional Shares of such holder, receive the number of Shares as rounded down to the nearest whole Share. See Section 1, “General Terms.”

M. Board of Directors’ Recommendation - Our Board of Directors has approved the Offer. However, none of the Company, its directors, officers or employees makes any recommendation as to whether to tender Eligible Warrants. You must make your own decision as to whether to tender some or all of your Eligible Warrants. See Section 1.C., “General Terms—Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

N. Solicitation Agent - The Company has not retained a solicitation agent for the exchange offer, and no commission or other remuneration will be paid directly or indirectly for soliciting tenders.

O. How to Tender Eligible Warrants - To tender your Eligible Warrants, you must complete the actions described herein under Section 2 before the Offer expires. You may also contact the Exchange Agent or your broker for assistance. See Section 2, “Procedure for Tendering Warrants.”

P. Certain Material U.S. Federal Tax Consequences - Holders are urged to consult their personal tax advisors concerning the tax consequences of an exchange pursuant to the Offer based on their particular circumstances. For a general discussion of certain tax considerations, see Section 10, “Material U.S. Federal Income Tax Consequences.”

Q. Further Information - Please direct questions or requests for assistance, or for additional copies of this Offer to Exchange, Letters of Transmittal and Consent or other materials, to the Exchange Agent or the Company at the contact information set forth under “Important Procedures” above and in Section 11, “Additional Information; Miscellaneous.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Exchange and the other documents that constitute the offer materials (collectively, the “Offer Materials”) may contain certain statements that may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. This includes, without limitation, statements regarding expectations, hopes, beliefs, intentions, plans, prospects, financial results or strategies regarding the Company and the future held by our management team, as well as statements regarding the Offer, including the expected timing, terms, mechanics, conditions, and completion of the Offer, the satisfaction of the conditions to the Offer (including the Authorized Share Increase), the expected number of Eligible Warrants tendered, the expected number of shares of Common Stock to be issued in the Offer, the expected impact of the Offer on our capital structure, the expected effect of the Offer on the “warrant overhang” and potential dilution, our plans to register shares (if any) in the future, and other statements that are not statements of historical fact. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in these Offer Materials, forward-looking statements may be identified by the use of words such as “estimate,” “continue,” “could,” “may,” “might,” “possible,” “predict,” “should,” “would,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to,” “aim,” “potential,” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

We caution readers that these forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and many of which are beyond our control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements contained in these Offer Materials:

●	our ability to satisfy the conditions to the Offer, including obtaining stockholder approval of the Authorized Share Increase and the filing and effectiveness of the related certificate of amendment with the Secretary of State of the State of Delaware;

●	the risk that the Offer is not completed, is delayed, is extended, is amended, or is terminated, including due to failure to satisfy any condition to the Offer, applicable legal or regulatory considerations, or other developments;

●	the risk that a sufficient number of Eligible Warrants are not tendered (and, with respect to any series where consents are solicited, the risk that the requisite holder consents are not obtained, if applicable);

●	the market price of our Common Stock and its volatility, including the possibility that the market price of our Common Stock declines during the Offer period or after completion of the Offer;

●	the dilutive effect of the issuance of a substantial number of shares of Common Stock in the Offer, which could adversely affect the market price of our Common Stock;

●	the risk that the shares of Common Stock issued in the Offer will be “restricted securities,” will bear appropriate restrictive legends, and may not be freely resold absent registration or an applicable exemption from registration;

●	our ability to maintain the quotation of our Common Stock on the OTCQB (or other trading market, as applicable) and to satisfy applicable listing or quotation standards;

●	our ability to execute our anticipated business plans and strategy, particularly in light of our current liquidity and capital resources;

●	our ability to obtain additional capital, which may be necessary to continue our business and operations;

●	our limited operating history under our current business model and history of net losses;

●	our reliance on key technology providers and payment processors facilitating payments to and by our customers;

●	unfavorable interpretations of laws or regulations or changes in applicable laws or regulations;

●	the possibility that we may be adversely affected by other economic, business, regulatory and/or competitive factors; and

●	other risks and uncertainties described in our filings with the Securities and Exchange Commission (the “SEC”), including those under the section entitled “Risk Factors,” and the risks described in the “Risk Factors” section of these Offer Materials.

If any of these risks materialize or any of our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that we presently do not know or that we currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements.

Forward-looking statements reflect our expectations, plans or forecasts of future events and views as of the date of these Offer Materials (or, with respect to documents incorporated by reference, the date of the filing of such documents). We anticipate that subsequent events and developments may cause our assessments to change. However, except as required by law, we specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of these Offer Materials. Accordingly, undue reliance should not be placed upon the forward-looking statements.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in these Offer Materials primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, operating results and the outcome of the Offer. We operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in these Offer Materials. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of these Offer Materials. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in these Offer Materials relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of these Offer Materials or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

RISK FACTORS

An investment in our Shares involves a high degree of risk. You should carefully consider each of the risks described below, together with all of the other information set forth elsewhere in this Offer to Exchange and the risks and other information described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and our subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Common Stock could decline.

There is no guarantee that your decision whether to tender your Eligible Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell our Common Stock in the future following the completion of the Offer. If you choose to tender your Eligible Warrants in the Offer, certain future events may cause an increase in our Common Stock price and may result in receiving fewer shares of Common Stock now than you might receive from future warrant exercises had you not agreed to exchange your Eligible Warrants. Similarly, if you do not tender your Eligible Warrants in the Offer, you will continue to bear the risk of ownership of your Eligible Warrants after the closing of the Offer, including the risk that the Eligible Warrants may expire “out-of-the-money” according to their terms. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

There is no assurance that the Offer will be successful.

There is no assurance that a sufficient number of Eligible Warrants will be tendered or that the conditions to the Offer (including the Authorized Share Increase) will be satisfied. Moreover, there is no assurance that the price of our Common Stock will increase. Eliminating or significantly reducing warrant “overhang” will not generate any capital for our Company.

If the holders of Eligible Warrants accept the Offer, we will issue them additional shares of Common Stock, which will dilute existing stockholders.

The issuance of additional Common Stock upon the exchange of tendered Eligible Warrants will dilute the percentage ownership interests in the Company of other stockholders and may adversely affect the market price of our Common Stock.

The market price of our Common Stock will fluctuate, and it may adversely affect Eligible Warrant holders who tender their Eligible Warrants for Common Stock.

The market price of our Shares may fluctuate between the date the Offer is commenced, the Expiration Date of the Offer and the date on which Shares are issued to tendering Eligible Warrant holders. Accordingly, the market price of Shares upon settlement of the Offer could be less than the price of our Common Stock when Eligible Warrants were tendered. The Company does not intend to re-adjust the Exchange Ratios based on any fluctuation in the price of our Shares.

The exchange of Eligible Warrants for shares of Common Stock will result in the issuance of a substantial number of shares and will significantly dilute existing stockholders, and may adversely affect the market price of our Common Stock.

If we complete the Offer, we expect to issue a substantial number of shares of Common Stock in exchange for Eligible Warrants that are tendered and accepted. The issuance of these shares will dilute the ownership interests of our existing stockholders and may depress the market price of our Common Stock. In addition, the increased number of outstanding shares may increase the number of shares eligible for resale in the public market over time (including pursuant to Rule 144 or any future registration statement we may file), which could further adversely affect the market price of our Common Stock.

Even if we do not complete the Offer for all classes of Eligible Warrants, to the extent any Eligible Warrants remain outstanding and are later exercised (if and to the extent exercisable) or otherwise result in the issuance of shares, additional shares may be issued in the future, resulting in further dilution.

If the Authorized Share Increase is not approved and effective, the Company may extend or terminate the Offer.

The Offer is conditioned upon, among other things, approval by our stockholders of an amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of Common Stock and the filing and effectiveness of such amendment with the Secretary of State of the State of Delaware. If stockholder approval is not obtained, if the amendment is not filed, or if it does not become effective within the required timeframe, we may extend, amend or terminate the Offer. In any such event, Eligible Warrants that have been tendered and not accepted for exchange will be returned to tendering holders, and holders will not receive any shares of Common Stock in the Offer.

Shares issued in the Offer are expected to be restricted securities and may not be freely resold.

The Shares issued in the Offer are expected to be issued as “restricted securities” and will bear an appropriate legend. Even if you are entitled to “tack” your holding period for purposes of Rule 144, you may be unable to resell the Shares when you desire, or at all, absent an exemption from registration or an effective registration statement.

Shares you receive in the Offer will be subject to a contractual lock-up, which will further restrict your ability to transfer such Shares for up to eighteen (18) months after the Expiration Date.

If you participate in the Offer, you will be required to execute and deliver the Lock-Up Agreement as a condition to receiving Shares. Under the Lock-Up Agreement, 50% of the Shares you receive in the Offer will be subject to transfer restrictions until the date that is twelve (12) months after the Expiration Date (as it may be extended) and the remaining 50% of such Shares will be subject to transfer restrictions until the date that is eighteen (18) months after the Expiration Date (as it may be extended), subject to customary exceptions. As a result, even if an exemption from registration (including Rule 144) would otherwise be available, the Lock-Up Agreement will limit your ability to sell, transfer, pledge, hedge or otherwise dispose of the Shares during the applicable lock-up periods, which may reduce the liquidity and value of the Shares you receive.

We may not receive sufficient consents from holders of the Series A Warrants and/or Series B Warrants to implement the Offer as contemplated for those warrants.

The Series A Warrants and Series B Warrants are governed by warrant instruments that permit certain amendments or modifications to be approved with the consent of holders of a majority in interest of the applicable series. In connection with the Offer, we are soliciting such consents from holders of the Series A Warrants and Series B Warrants in order to facilitate the exchange of those warrants for shares of our Common Stock pursuant to the Offer. If we do not obtain the requisite consents for a series, the Offer with respect to that series may be delayed, amended, extended or terminated, and we may be unable to effect the exchange of that series of warrants on the terms described in these Offer Materials.

If the Offer is completed with respect to one or more classes of Eligible Warrants but not others, our capital structure may remain complex, the potential dilutive overhang associated with the Eligible Warrants may not be reduced to the extent anticipated, and the market price of our Common Stock may be adversely affected.

We have not obtained any third-party determination or fairness opinion that the Offer is fair to holders of Eligible Warrants.

None of our board of directors, officers or employees makes any recommendation as to whether you should tender any Eligible Warrants in the Offer. We have not retained, and do not intend to retain, any unaffiliated representative, financial advisor or investment bank to act on behalf of holders of Eligible Warrants for purposes of negotiating the Offer or preparing a report or opinion concerning the fairness of the Offer or the adequacy of the exchange ratios from a financial point of view. Accordingly, you must make your own independent decision regarding your participation in the Offer, including an evaluation of the exchange ratios and the risks associated with receiving shares of Common Stock in exchange for Eligible Warrants.

There is no guarantee that tendering your Eligible Warrants in the Offer will put you in a better economic position.

We can give no assurance as to the market price of our Common Stock in the future. If you choose to tender some or all of your Eligible Warrants in the Offer, future events may cause an increase in the market price of our Common Stock or changes in market conditions that may result in a lower value realized by participating in the Offer than you might have realized if you did not tender your Eligible Warrants. Similarly, if you do not tender your Eligible Warrants in the Offer, there can be no assurance that you will be able to sell your Eligible Warrants (if a market exists), exercise them (if and when exercisable) or otherwise realize value from them in the future.

In addition, because the Offer is conditioned upon, among other things, the Authorized Share Increase, there can be no assurance that the Offer will be completed, and tendering holders may experience delays or uncertainty regarding settlement.

The exchange ratios are fixed and the market price of our Common Stock may fluctuate, and the value of the Common Stock you receive may be less than the value you ascribe to your Eligible Warrants at the time you tender them.

The number of shares of Common Stock offered in the Offer for each Eligible Warrant accepted for exchange is fixed as described in these Offer Materials and will fluctuate in value based on changes in the market price of our Common Stock. Accordingly, the market price of our Common Stock when we issue shares to you in exchange for your Eligible Warrants could be less than the market price of our Common Stock (or the value you attribute to your Eligible Warrants) at the time you tender your Eligible Warrants. The market price of our Common Stock could also continue to fluctuate and be subject to volatility during the period between the date you tender Eligible Warrants and the date we accept Eligible Warrants for exchange and deliver shares, including during any extension of the Offer period.

No rulings or opinions have been received as to the tax consequences of the Offer to holders of Eligible Warrants.

The tax consequences that will result to an Eligible Warrant holder that participates in the Offer are not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters. Eligible Warrant holders must therefore rely on the advice of their own tax advisors in assessing these matters. For a general discussion of certain tax considerations, see Section 10, “Material U.S. Federal Income Tax Consequences.”

THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in “Risk Factors” above. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, the Company strongly encourages you to read this Offer to Exchange in its entirety and review the documents referred to in “Risk Factors,” above as well, including the risks and other information described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and our subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K.

1. GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer to holders of the Eligible Warrants to tender their Eligible Warrants in exchange for Shares of our Common Stock. Under this Offer to Exchange, the Eligible Warrant holders will be entitled to receive Shares in accordance with the Exchange Ratios. The “Offer Period” is the period commencing on January 23, 2026 and ending at 5:00 p.m., Eastern Time, on March 31, 2026, or such later date to which the Company may extend the Offer (the “Expiration Date”).

As a condition to the issuance of Shares in the Offer, each holder whose Eligible Warrants are tendered and accepted for exchange will be required to execute and deliver a lock-up agreement in favor of the Company (the “Lock-Up Agreement”) pursuant to which (i) 50% of the Shares issued to such holder in the Offer may not be sold, transferred, pledged, hedged, or otherwise disposed of until the date that is twelve (12) months after the Expiration Date (as it may be extended), and (ii) the remaining 50% of such Shares may not be sold, transferred, pledged, hedged, or otherwise disposed of until the date that is eighteen (18) months after the Expiration Date (as it may be extended), in each case subject to customary exceptions as set forth in the Lock-Up Agreement. The Shares issued in the Offer are expected to bear an appropriate restrictive legend, and the Company may impose stop-transfer instructions to its transfer agent to enforce the Lock-Up Agreement.

This Offer is not an “all or none” offer. Holders may tender all or any portion of the Eligible Warrants they hold of a particular class, subject to the procedures described herein and in the applicable Letters of Transmittal and Consent. Tendering Eligible Warrants is voluntary. Eligible Warrants that are not tendered will remain outstanding in accordance with their existing terms, subject, in the case of the Series A Warrants and Series B Warrants, to any amendments or supplements that become effective upon receipt of the requisite holder consents as described below.

Warrants may only be exchanged for whole Shares. No scrip or fractional shares will be issued. Holders of Eligible Warrants who would otherwise have been entitled to receive fractional Shares will, after aggregating all such fractional Shares of such holder, receive the number of Shares as rounded down to the nearest whole Share.

If you elect to tender Eligible Warrants in response to the Offer, please follow the instructions in this Offer to Exchange and the related documents, including the Letter of Transmittal and Consent applicable to the class of Eligible Warrants you are tendering.

If you tender your Eligible Warrants, you may withdraw your tendered Eligible Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

This Offer to Exchange is made pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

A. Period of Offer

The Offer will only be open for a period beginning on January 23, 2026, and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

B. Partial Tender Permitted

Unlike an “all or none” exchange offer, a holder may tender all or any portion of the Eligible Warrants it holds of a particular class. A holder’s tender will be effective only as to the number of Eligible Warrants properly tendered and accepted. The Company reserves the right to modify the tender procedures to the extent permitted by applicable law, including to require minimum tender thresholds for any class of Eligible Warrants, in which case the Company will provide notice to holders and extend the Offer as required by applicable law.

C. Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER ELIGIBLE WARRANTS. EACH HOLDER OF AN ELIGIBLE WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS ELIGIBLE WARRANTS.

D. Extensions of the Offer

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date of the Offer.

2. PROCEDURE FOR TENDERING WARRANTS

A. Procedures for Tendering Warrants

You do not have to participate in the Offer. If you decide not to participate in the Offer, you do not need to do anything, and your Eligible Warrants will remain outstanding until they expire or are exercised in accordance with their terms (subject, in the case of Series A Warrants and Series B Warrants, to any amendments or supplements that become effective upon receipt of the requisite holder consents).

To participate in the Offer, you must properly complete, sign and date the Letter of Transmittal and Consent and mail or otherwise deliver to the Exchange Agent the Letter of Transmittal and Consent and any other required documents so that the Exchange Agent receives them no later than 5:00 p.m., Eastern Time, on the Expiration Date (or such later date and time if we extend the Offer), at the address set forth in the applicable Letter of Transmittal and Consent.

The Letter of Transmittal and Consent must be executed by the record holder of the tendered Eligible Warrants. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Letter of Transmittal and Consent.

If you do not submit a properly completed Letter of Transmittal and Consent for your Eligible Warrants prior to the Expiration Date of the Offer, or if you submit an incomplete or incorrectly completed Letter of Transmittal and Consent, you will be considered to have rejected the Offer to Exchange with respect to such Eligible Warrants.

THE METHOD OF DELIVERY OF ELIGIBLE WARRANTS, THE APPLICABLE LETTER OF TRANSMITTAL AND CONSENT AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION, EXPENSE AND RISK OF THE HOLDER. IT IS RECOMMENDED THAT HOLDERS ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE.

B. Withdrawal Rights

You may change your election and withdraw your tendered Eligible Warrants only if you properly complete, sign and date the Notice of Withdrawal included with the Offer and mail, email or otherwise deliver the Notice of Withdrawal to the Exchange Agent so that it is received no later than 5:00 p.m., Eastern Time, on the Expiration Date. You may also withdraw your tendered Eligible Warrants pursuant to Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if they have not been accepted by us for exchange within 40 business days from the commencement of the Offer. [ .]

The Notice of Withdrawal must be executed by the record holder of the Eligible Warrants to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Notice of Withdrawal.

Withdrawals of Eligible Warrants may not be rescinded. Any Eligible Warrants properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Eligible Warrants may be re-tendered by following the procedures described in the Offer at any time prior to the Expiration Date.

ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY THE COMPANY, IN ITS REASONABLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF THE COMPANY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

C. Determination of Validity; Rejection of Eligible Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of Eligible Warrants or withdrawal of tendered Eligible Warrants. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered Eligible Warrants that we determine are not in an appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered Eligible Warrants which are not validly withdrawn. We may waive, as to all Eligible Warrant holders, any defect or irregularity in any tender with respect to any particular Eligible Warrant, to the extent permitted by applicable law. No tender of Eligible Warrants or withdrawal of tendered Eligible Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Warrant holder or waived by us. NEITHER WE NOR ANY OTHER PERSON IS OBLIGATED TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR WITHDRAWALS, AND NO ONE WILL BE LIABLE FOR FAILING TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES.

D. Acceptance of Eligible Warrants; Issuance of Common Stock

The Offer is scheduled to expire at 5:00 p.m., Eastern Time, on the Expiration Date, March 31, 2026 (subject to our right to extend the Offer). Upon the terms and subject to the conditions of the Offer, including the Authorized Share Increase, and the execution and delivery of the Lock-Up Agreement by participating holders, we expect, upon the expiration of the Offer, to (i) accept for exchange Eligible Warrants properly tendered and not validly withdrawn pursuant to the Offer, and (ii) issue Shares of Common Stock in exchange for tendered Eligible Warrants pursuant to the Offer. No participating holder will receive Shares in the Offer unless and until such holder has executed and delivered the Lock-Up Agreement in accordance with the procedures described in these Offer Materials.

If you elect to tender your Eligible Warrants pursuant to the Offer and you do so according to the procedures described herein, you will have accepted the Offer. Our acceptance of your outstanding Eligible Warrants for tender in the Offer will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer upon the expiration of the Offer.

If you elect not to participate in the Offer, your Eligible Warrants will remain outstanding until they expire or are exercised by their original terms (subject, in the case of Series A Warrants and Series B Warrants, to any amendments or supplements that become effective upon receipt of the requisite holder consents).

Penny Stock Considerations

Our Common Stock is a “penny stock” as defined in Rule 3a51-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC’s penny stock rules generally apply to equity securities that have a market price of less than $5.00 per share (subject to certain limited exceptions). The penny stock rules impose additional sales practice requirements on broker-dealers that sell penny stocks to persons other than established customers and “accredited investors” (as defined in Regulation D under the Securities Act).

In general, broker-dealers must (among other things): (i) deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the penny stock market; (ii) provide the customer with current bid and offer quotations for the penny stock, the compensation payable to the broker-dealer and its representative in connection with the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account; (iii) make a special written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the transaction; and (iv) provide certain additional disclosures prior to effecting the transaction. These requirements can reduce the level of trading activity in penny stocks and may make it more difficult to sell shares of our Common Stock in the secondary market.

As a result of the penny stock rules, holders of shares of Common Stock issued in the Offer may experience reduced liquidity, increased transaction costs, greater price volatility, and difficulty reselling their shares at a time or price they desire. In addition, the market for our Common Stock may be limited, and it may be difficult for broker-dealers to recommend or execute transactions in our Common Stock, which could adversely affect the market price of our Common Stock and your ability to dispose of shares received in the Offer.

If you tender Eligible Warrants pursuant to the Offer, you will receive legended Shares, and you will generally be entitled to “tack” your holding period of the Eligible Warrants so tendered for purposes of Rule 144 under the Securities Act, subject to the facts and circumstances of your holding and compliance with Rule 144.

E. Extension of the Offer; Termination; Amendment

Although we do not currently intend to do so, we may, from time to time, at our discretion, extend the Offer at any time as provided above. If we extend the Offer, we will continue to accept validly tendered Eligible Warrants until the new Expiration Date.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Warrant upon the occurrence of any of the conditions specified below under “The Offer—Conditions of the Offer.”

Extension or amendments to, or a termination of, the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement made pursuant to the Offer will be disseminated promptly to holders of Eligible Warrants in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1)(ii) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

F. Conditions of the Offer

The Offer is subject to the following conditions: no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Eligible Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Eligible Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Eligible Warrants for Shares under the Offer.

The Offer is also subject to the condition that the Authorized Share Increase must be approved by the Company’s stockholders, and that the related certificate of amendment must be filed and become effective. In addition, with respect to the Series A Warrants and Series B Warrants, the Offer may be conditioned upon obtaining the requisite holder consents to approve any amendments or supplements to the governing warrant instruments necessary to facilitate the exchange contemplated by this Offer, as described in the applicable Letter of Transmittal and Consent and the Offer Materials.

We may terminate the Offer if the Conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Eligible Warrants tendered by an Eligible Warrant holder in connection with the Offer shall be returned to such Eligible Warrant holder, and the Eligible Warrants will continue to remain outstanding in accordance with their terms.

3. BACKGROUND AND PURPOSE OF THE OFFER

A. Information Concerning Zoomcar Holdings, Inc.

Zoomcar Holdings, Inc. (the “Company,” “Zoomcar,” “we,” “us” or “our”) is an emerging market-focused online car sharing marketplace headquartered in Bangalore, India. Our mission is to transform the urban mobility landscape across emerging market countries by connecting individuals with short- and medium-term transportation needs with vehicle owners through the convenience of our scalable digital platform. Through our marketplace, vehicle owners (“Hosts”) list their cars for rent and individuals seeking temporary access to a vehicle (“Guests”) can browse, book and use those vehicles at mutually convenient locations, with payments and key trip functionality facilitated through our mobile applications and website.

Founded in 2012, Zoomcar’s platform is designed to address transportation challenges in emerging markets, where cost-efficient and convenient mobility options may be limited and the cost of car ownership can be high relative to average income levels. Guests use our platform to search across a range of vehicle makes, models and price points and book vehicles for leisure, work or other short- to medium-term use cases. Hosts can monetize underutilized vehicles by making them available to Guests and can use platform tools to manage listings, availability, and pricing.

Our technology is central to our business model. We employ data-driven tools, including algorithmic search and ranking functionality, to support vehicle discovery and personalization, and we utilize platform features intended to promote trust and accountability, including Host and Guest ratings and reviews. We also deploy a software-enabled keyless entry solution across the majority of Host vehicles to enable contactless vehicle access via smartphone and use GPS-enabled tracking functionality to support trip management and related operational needs.

As of March 31, 2025, we had approximately 40,221 registered Host vehicles and approximately 4 million active Guests (defined as Guests who have searched our platform for vehicles or bookings within the preceding 12-month period). We have operated in over 94 cities across India and, following prior expansion efforts outside India, we have ceased operations in certain non-India markets to focus our engineering and financial resources on India.

The Company is a Delaware corporation and remains a reporting company under the Securities Exchange Act of 1934, as amended. Following the delisting of our common stock from The Nasdaq Stock Market, our common stock and public warrants began trading on the OTC Markets Group platform under the symbols “ZCAR” and “ZCARW,” respectively, and we have applied for trading on the OTCQX Best Market for our common stock and on the OTCQB Venture Market for our public warrants.

Our principal executive offices are located at Anjaneya Techno Park, No.147, 1st Floor, Kodihalli, Bangalore, Karnataka India 560008. Our telephone number is: +91 80488 21871.

B. Establishment of Offer Terms; Approval of the Offer

The Company’s Board of Directors has approved the terms of the Offer, including the Exchange Ratios, but is not recommending whether you should or should not tender your Eligible Warrants, nor passing upon the fairness of the Exchange Ratios. The Board set the Exchange Ratios to provide holders of Eligible Warrants with an incentive to exchange the Eligible Warrants and to support the Company’s capital structure objectives.

C. Purpose of the Offer

The Company is pursuing financing, restructuring and capital markets objectives, including, without limitation, the completion of the Company’s ongoing financing transactions and potential listing or uplisting initiatives. The Eligible Warrants represent a significant potential dilutive overhang and, in certain cases, contain provisions that may impede the Company’s ability to engage the capital markets effectively. As such, the Company believes that the Eligible Warrants may inhibit its ability to execute its strategic objectives and create value.

Secondarily, the purpose of the Offer is to simplify the Company’s capital structure by retiring and cancelling Eligible Warrants exchanged in the Offer.

The Offer is not made pursuant to a plan to periodically increase a securityholder’s proportionate interest in the assets or earnings and profits of the Company. Eligible Warrants acquired pursuant to the exchange will be retired and cancelled.

D. Interests of Directors and Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o Zoomcar Holdings, Inc. Anjaneya Techno Park, No.147, 1st Floor, Kodihalli, Bangalore, Karnataka India 560008, and the telephone number for each such person is. Certain members of the Company’s board of directors hold Eligible Warrants that are subject to the Offer. Based on information provided by the Company, John Clarke (Director) holds 9 Common Warrants, Swatick Majumdar (Director) holds 46 Common Warrants, and Uri Levine (Director) holds 84,907 Pre-Funded Warrants. Any Eligible Warrants held by directors or officers may be tendered in the Offer on the same terms and conditions as those applicable to all other eligible holders.

Name	Position
Uri Levine	Director
Mohan Ananda	Director
Evelyn D’An	Director
Swatick Majumdar	Director
John Clarke	Director
Deepankar Tiwari	Chief Executive Officer
Sachin Gupta	Chief Financial Officer

E. Plans or Proposals

Except as set forth below, there are no present plans or proposals by the Company that relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (b) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (d) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (e) any other material change in the Company’s corporate structure or business; (f) changes in the Company’s certificate of incorporation or bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (g) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (h) the suspension of the issuer’s obligation to file reports pursuant to Section 15(d) of the Exchange Act.

The following are exceptions to the foregoing statement: (i) the exchange of Eligible Warrants pursuant to the Offer will result in the issuance of Shares in accordance with the Exchange Ratios; (ii) the Company expects to seek stockholder approval of the Authorized Share Increase and to file a preliminary proxy statement and definitive proxy statement with the SEC in connection therewith; and (iii) contemporaneously with the commencement of the Offer, the Company expects to launch a bridge financing transaction of up to $5,000,000 of units (the “Bridge Financing”), with each unit consisting of one share of the Company’s Series A convertible preferred stock, par value $0.0001 per share (the “Series A Preferred”), and one warrant to purchase shares of Common Stock (the “Bridge Warrant”). Each share of Series A Preferred will have a stated value of $1,000 and will be convertible into shares of Common Stock at a conversion price of $0.05 per share (subject to adjustment as provided in the applicable governing documents), and each Bridge Warrant will be exercisable for shares of Common Stock at an exercise price of $0.0625 per share (subject to adjustment as provided in the applicable governing documents). In addition, the Company is contemplating an uplisting transaction and may pursue an application to list its securities on a national securities exchange, as well as related capital markets and corporate transactions, although there can be no assurance as to the timing or completion of any such uplisting or related transaction.

4. PRICE RANGE OF SHARES

Our Shares are listed on the OTCQB under the symbol “ZCAR”. On January 21, 2026, the last reported closing sales price for the Shares was $0.074222. Our Eligible Warrants are not publicly traded.

The Company recommends that holders obtain current market quotations for the Common Stock, among other factors, before deciding whether or not to tender their Eligible Warrants.

The high and low closing sales price per share of the Company’s common stock for each quarter during the last three (3) fiscal years is set forth below:

Fiscal Year 2025 (Unaudited)

Quarter (Period)	Low Sale Price	High Sale Price
First Quarter (April 1 – June 30)	$0.4840	$18.00
Second Quarter (July 1 – September 30)	$0.2850	$0.778
Third Quarter (October 1 – December 31)	$0.0562	$0.32
Fourth Quarter (January 1 – March 31)	$0.060	$0.079

Fiscal Year 2024

Quarter (Period)	Low Sale Price	High Sale Price
First Quarter (April 1 – June 30)	$260	$1260
Second Quarter (July 1 – September 30)	$204	$530
Third Quarter (October 1 – December 31)	$25	$320.8
Fourth Quarter (January 1 – March 31)	$4.03	$46

Fiscal Year 2023

Quarter (Period)	Low Sale Price		High Sale Price
First Quarter (April 1 – June 30)		$21,140	$23,180
Second Quarter (July 1 – September 30)	$	[21,800]	$22,580
Third Quarter (October 1 – December 31)	$	[5,600]	$29,500
Fourth Quarter (January 1 – March 31)		$1,124	$15,220

The foregoing table sets forth the reported high and low sale prices of the Company’s Common Stock for the periods indicated, based on quotations for the Common Stock on the OTCQB under the symbol “ZCAR”. Prices reflect inter-dealer quotations, without retail mark-up, mark-down or commission, and may not represent actual transactions. The Eligible Warrants are not traded on any market.

5. SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Eligible Warrants for Shares, there is no source of funds to disclose, as there is no cash consideration being paid by the Company to those tendering Eligible Warrants. The Company will use funds on hand to pay any incidental expenses.

6. FEES AND EXPENSES

The Company has not retained a solicitation agent for the exchange offer. We will use our existing funds to pay expenses associated with the Offer. We will not receive any proceeds from this Offer. The Company has appointed Vinyl Equity, Inc. as the Exchange Agent to perform ministerial and administrative functions in connection with the Offer. The Exchange Agent will not be compensated for soliciting tenders, and any compensation payable to the Exchange Agent will not be based on the number of Eligible Warrants tendered or exchanged.

7. TRANSACTIONS AND AGREEMENTS CONCERNING THE WARRANTS

There are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Eligible Warrants, other than as described in the Offer Materials, including the appointment of Vinyl Equity, Inc. as Exchange Agent and the engagement of legal and other advisors in connection with the Offer. Any material agreements entered into in connection with the Offer will be filed with the SEC as exhibits to the Company’s Tender Offer Statement on Schedule TO, as amended.

8. FINANCIAL INFORMATION REGARDING THE COMPANY

The Company incorporates by reference the Company’s financial statements that were filed in Item 8 of its Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the SEC on June 30, 2025, as well as the Company’s most recently filed unaudited interim financial statements included in its Quarterly Report on Form 10-Q filed with the SEC on November 14, 2025, for the quarter ended September 30, 2025.

The full text of the Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K, as well as the other documents the Company has filed with the SEC prior to, or will file with the SEC subsequent to, the filing of the Company’s Tender Offer Statement on Schedule TO, can be accessed electronically on the SEC’s website at www.sec.gov. Copies of our SEC filings are also available without charge upon written request addressed to Zoomcar Holdings, Inc., at Anjaneya Techno Park, No.147, 1st Floor, Kodihalli, Bangalore, India 560008 or investors@zoomcar.com, attn.: Corporate Secretary. Our telephone number is: +91 8048821871.

Our book value as of September 30, 2025, was approximately $(27.7) million or approximately $(4.02) per share. Book value per share represents our total assets less total liabilities, divided by the number of shares of common stock outstanding as of September 30, 2025.

Our tangible book value as of September 30, 2025, was approximately $(27.7) million or approximately $(4.02) per share. Tangible book value per share represents our total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of common stock outstanding as of September 30, 2025.

9. EXTENSIONS; AMENDMENTS; CONDITIONS; TERMINATION; PLANS

The Company expressly reserves the right, in its reasonable discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date of the Offer.

Amendments to the Offer will be made by written notice thereof to the holders of Eligible Warrants. Material changes to information previously provided to holders of Eligible Warrants in this Offer to Exchange or in documents furnished subsequent thereto will be disseminated to holders of Eligible Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.

The minimum period during which an Offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The Offer is subject to the conditions described in Section 2.E and Section 2.F above, including the Authorized Share Increase condition.

No plans or proposals described in this Offer to Exchange or the related Schedule TO or in any materials sent to the holders of Eligible Warrants in connection with the Offer relate to or would result in the conditions or transactions described in Regulation M-A, Items 1006(c)(1)-(10), except as described under “Background and Purpose of the Offer—Plans or Proposals.”

10. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Certain U.S. Federal Income Tax Consequences to U.S. Holders

The following summary describes certain U.S. federal income tax considerations that may be relevant to U.S. Holders (as defined below) that participate in the Offer to exchange Eligible Warrants for our Common Stock. This summary does not address any other U.S. federal tax, such as estate and gift, alternative minimum, or any state, local, or foreign tax consequences that may be relevant to a holder that participates in the Offer. Moreover, this discussion does not describe U.S. federal income tax considerations that may be relevant to persons that are not United States persons (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)) and other Eligible Warrant holders that are not U.S. Holders.

This summary applies only to holders who hold the Eligible Warrants and will hold the Common Stock as a capital asset within the meaning of Section 1221 of the Code. This description does not purport to address all potential tax considerations that may be relevant to a holder based on his, her or its particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

●	financial institutions;

●	insurance companies;

●	real estate investment trusts;

●	regulated investment companies;

●	grantor trusts;

●	tax-exempt organizations;

●	dealers or traders in securities or currencies;

●	holders that hold common stock or Eligible Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes;

●	holders that have a functional currency other than the U.S. dollar;

●	holders that received their Eligible Warrants as compensation for the performance of services;

●	holders that actually or constructively own 5% or more of our Shares; or

●	certain U.S. expatriates or long-term U.S. residents.

If an entity treated as a partnership for U.S. federal income tax purposes holds Eligible Warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their Eligible Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequences of exchanging Eligible Warrants for Shares pursuant to the Offer.

This summary is based on the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or to differing interpretations by the Internal Revenue Service or a court, which could alter the tax consequences described herein.

For purposes of this description, a U.S. Holder is a beneficial owner of Eligible Warrants or Common Stock that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (including an entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (y) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

This summary is included herein as general information only. No statutory or judicial authority directly addresses all aspects of transactions similar to the Offer. We have not sought and do not intend to seek any rulings from the IRS or opinions of counsel regarding the tax consequences described herein, and accordingly, there is no assurance that the IRS will not successfully challenge any of the tax consequences described herein. Accordingly, each Eligible Warrant holder is strongly urged to consult his, her or its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of participating in the Offer.

Participation in the Offer

If you participate in the Offer in accordance with the procedures set forth in the Offer, the Company intends to treat your participation for U.S. federal income tax purposes in the applicable manner described below.

Though applicable law and regulations are unclear, the Company believes that there is sufficient justification to treat the tender of Eligible Warrants in exchange for Shares as a tax-free exercise or exchange of the rights conferred by the Eligible Warrants. As such, the Company believes that it is more likely than not that if and to the extent you elect to participate in the Offer by tendering Eligible Warrants for Shares of our Common Stock, the Company will treat the transaction as a “recapitalization” or other nonrecognition exchange for U.S. federal income tax purposes. The consequences of such characterization should be that (i) your aggregate tax basis in the new Common Stock received in the exchange should be equal to the aggregate tax basis in your exchanged Eligible Warrants, and (ii) your holding period for the new Common Stock received in the exchange would include your holding period for the exchanged Eligible Warrants. Special tax basis and holding period rules apply to holders who acquired different blocks of Eligible Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

Although the Company believes the tender pursuant to the Offer is not a taxable exchange, the IRS may take a contrary position and assert that the tender gave rise to taxable income. There is no assurance that a court would agree with the position of the Company or the IRS. Under that approach, the value of the Shares received could serve as the proxy value received, all of which might be subject to income taxation. Alternatively, if the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Shares to an exchanging holder, and the Shares having a value in excess of the Eligible Warrants surrendered by such holder, such excess value could be viewed as a constructive dividend under Section 305 of the Code. Although not free from doubt, we expect that such constructive dividend, if any, should be considered a dividend of common stock on common stock, which generally should be nontaxable for most holders.

HOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE EXCHANGE TO THEIR PARTICULAR SITUATION.

11. ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before deciding on whether to accept the Offer.

The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with or furnished to the SEC, including the Schedule TO relating to the Offer, or will file with or furnish to the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

IF YOU WOULD LIKE COPIES OF ANY OF THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU, OR IF YOU HAVE QUESTIONS ABOUT THE TRANSACTION, YOU MAY CONTACT THE EXCHANGE AGENT OR THE COMPANY BY TELEPHONE OR IN WRITING AT THE FOLLOWING ADDRESS:

Exchange Agent:

Vinyl Equity, Inc.

912 Cherry Street

Winnetka, IL

Email: inquiries@vinylequity.com
Phone: 888-808-4695

Company:

Zoomcar Holdings, Inc.
Anjaneya Techno Park, No.147, 1st Floor, Kodihalli, Bangalore, Karnataka India 560008

Attn: Chief Executive Officer, Chief Legal Officer & General Counsel
Email: investors@zoomcar.com
Phone: +91 80488 21871

ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE EXCHANGE AGENT OR THE COMPANY AT THE ADDRESS, PHONE NUMBER AND EMAIL ADDRESS LISTED ABOVE. REQUESTS FOR ADDITIONAL COPIES OF THIS OFFER TO EXCHANGE, THE LETTERS OF TRANSMITTAL AND CONSENT OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THE EXCHANGE AGENT OR THE COMPANY.